Exhibit 99.1

Press Release

Contacts:
Investors:	William Kuser	203-573-2213
Media:	Mary Ann Dunnell	203-573-3034

Chemtura Sells Its Interest in Davis-Standard, LLC for $72 Million; Revises 2006 Earnings Expectations

MIDDLEBURY, Conn. – Oct. 30, 2006 - Chemtura Corporation (NYSE: CEM) announced that it has sold its majority interest in the Davis-Standard, LLC (“D-S LLC”) polymer processing equipment joint venture to partner Hamilton Robinson LLC for approximately $72 million in cash, plus an additional $8 million that is contingent upon certain post-closing determinations.

D-S LLC, headquartered in Pawcatuck, Conn., had revenues for the fiscal year ended Sept. 30, 2006 of approximately $250 million and was classified in Chemtura’s financials as an equity investment.

“This transaction is completely consistent with our strategy of focusing our resources on our core businesses.  Formation of the joint venture with a partner who could improve productivity, had global reach and for whom this was a core business helped us realize significantly higher value than had we kept it in our own portfolio,” said Robert Wood, chairman and chief executive officer.  “This sale, as well as the sale of the Industrial Water Additives business earlier this year, is another positive step in transforming our portfolio to one that will deliver consistently higher earnings.  The proceeds from this transaction will be invested in our core specialty chemical businesses and further debt reduction as will proceeds from other transactions we expect to announce in the near future.”

Wood continued, “Despite aggressive actions on multiple fronts to reshape the portfolio and strengthen businesses, our earnings have not yet caught up with our actions.  In part, there is a longer than expected lag between volume recapture and margin recovery.  This, coupled with softness in Crop in Latin America, will result in third quarter and second half earnings that will be substantially below prior expectations.  We will discuss the actions we are taking and progress made in our Nov. 2 press release and Nov. 3 conference call.”

About Chemtura Corporation

Chemtura Corporation, with pro forma 2005 sales of $3.9 billion, is a global manufacturer and marketer of specialty chemicals, crop protection and pool, spa and home care products. Additional information concerning Chemtura is available at www.chemtura.com.

About Davis-Standard, LLC

Davis-Standard, LLC has facilities in Pawcatuck, Conn.; Somerville, N.J.; and Fulton, N.Y.; as well as in Germany and the UK.  Davis-Standard, LLC is a global leader in the design,

development and manufacturing of extrusion systems, feedscrews, barrels, and process controls for the flexible web converting, plastics processing and rubber industries.  For more information, visit www.davis-standard.com.